Exhibit 99

From: Brian Manthey (media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (analysts)
414-221-2592
colleen.henderson@wisconsinenergy.com

May 3, 2011

Wisconsin Energy posts first quarter earnings;
reaffirms earnings guidance for 2011

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $171 million or 72 cents per share for the first quarter of 2011. This compares with earnings of $129 million or 55 cents per share from continuing operations in last year's first quarter.

First quarter 2011 revenue from continuing operations was $1.33 billion compared with $1.25 billion in the first quarter of 2010.

The company's results for the first three months of this year were helped by additional income from the company's Power the Future plan and colder winter temperatures that drove strong customer demand for natural gas.

"Commercial operation of the second expansion unit at Oak Creek - which took place in January of this year - was a milestone event for the company's Power the Future plan. The plan required more than $3 billion of investment in energy infrastructure that will provide reliable power for our customers for many years to come,” said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer.

Total retail sales of electricity rose by 1.4 percent compared to the first quarter of 2010. Consumption of electricity by residential customers increased by 1.4 percent - the result of a colder winter as compared to last year.

Electricity use by large commercial and industrial customers was up 0.4 percent compared with last year's first quarter. The increase was driven primarily by improving economic activity in three sectors of the economy - iron ore mining, specialty steel and paper production. Usage by small commercial and industrial customers grew by 2.4 percent.

"Our earnings guidance for 2011 remains in the range of $2.05 to $2.10 per share. We're continuing to see a modest recovery in the economy, and we're continuing to keep strong expense controls in place," Klappa said.

At the end of March, the company was serving 1,900 more electric customers and 3,200 more natural gas customers than a year ago.

Earnings per share listed in this news release are on a fully diluted basis. Prior year earnings per share were restated to reflect the two-for-one stock split that occurred on March 1, 2011.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Tuesday, May 3, 2011. The presentation will review 2011 first quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The confirmation code is 57824500. Access also may be gained through the company's website (www.wisconsinenergy.com). Click on the icon for the "First Quarter Earnings Release and Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its first quarter performance. The materials will be available at 6 a.m. Central time on May 3. An archive of the presentation will be available on the website after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and will be accessible through May 17, 2011. Domestic callers should dial 800-642-1687. International callers should dial 706-645-9291. The replay confirmation code is 57824500.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utility subsidiary is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation (www.wisconsinenergy.com), a component of the S&P 500, has more than $13 billion of assets, approximately 4,600 employees and 44,700 stockholders of record.

# # #

Forward-looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings and other matters. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should" or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: unusual weather conditions; catastrophic weather-related or terrorism-related damage; availability of electric generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability; the ability to recover fuel and purchased power costs; nonperformance by purchased power or natural gas suppliers under existing contracts; environmental incidents; key personnel changes; inflation rates; the economic climate in the company's service territories; customer growth and declines; customer business conditions, including demand for their products and services; energy conservation efforts; timing, resolution and impact of pending and future rate cases and other regulatory decisions; construction risks; changes in the interpretation or enforcement of permit conditions by permitting agencies; restrictions imposed by financing arrangements and regulatory requirements on the ability of the company's subsidiaries to transfer funds to it in the form of cash dividends, loans or advances; current and future litigation, regulatory investigations, proceedings or inquiries, including the pending lawsuit against the Wisconsin Energy Corporation Retirement Account Plan, Federal Energy Regulatory Commission matters, and Internal Revenue Service audits and other tax matters; the impact of recent and future federal, state and local legislative and regulatory changes; equity and bond market fluctuations and events in the global credit markets that may affect the availability and cost of capital; the investment performance of the company's pension and other post-retirement benefit trusts; the financial performance of the American Transmission Company; foreign, governmental, economic, political and currency risks; and other factors described under the heading “Factors Affecting Results, Liquidity and Capital Resources” in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” contained in the company's Form 10-K for the year ended Dec. 31, 2010 and in subsequent reports filed with the Securities and Exchange Commission.

The company expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Tables Follow

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended March 31
	2011	2010
	(Millions of Dollars, Except Per Share Amounts)
Operating Revenues	$1,328.7	$1,248.6

Operating Expenses
Fuel and purchased power	267.6	277.4
Cost of gas sold	342.4	355.8
Other operation and maintenance	313.5	335.4
Depreciation and amortization	81.3	74.4
Property and revenue taxes	28.3	26.6
Total Operating Expenses	1,033.1	1,069.6

Amortization of Gain	—	49.4

Operating Income	295.6	228.4

Equity in Earnings of Transmission Affiliate	15.5	15.2
Other Income, net	12.5	6.2
Interest Expense, net	63.4	49.4

Income from Continuing Operations Before Income Taxes	260.2	200.4

Income Taxes	89.3	71.4

Income from Continuing Operations	170.9	129.0

Income from Discontinued Operations, Net of Tax	—	0.7
Net Income	$170.9	$129.7

Earnings Per Share (Basic)
Continuing operations	$0.73	$0.55
Discontinued operations	—	—
Total Earnings Per Share (Basic)	$0.73	$0.55

Earnings Per Share (Diluted)
Continuing operations	$0.72	$0.55
Discontinued operations	—	—
Total Earnings Per Share (Diluted)	$0.72	$0.55

Weighted Average Common Shares Outstanding (Millions)
Basic	233.7	233.8
Diluted	236.6	236.7

Dividends Per Share of Common Stock	$0.26	$0.20

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Millions of Dollars)
Assets

Property, Plant and Equipment, Net	$9,639.0	$9,601.5

Investments
Equity investment in transmission affiliate	336.1	330.5
Other	38.7	45.8
Total Investments	374.8	376.3

Current Assets
Cash and cash equivalents	236.0	24.5
Restricted cash	45.5	8.3
Accounts receivable	425.2	344.6
Accrued revenues	224.9	280.3
Materials, supplies and inventories	284.4	379.1
Regulatory assets	53.7	54.4
Prepayments and other	190.1	239.9
Total Current Assets	1,459.8	1,331.1

Deferred Charges and Other Assets
Regulatory assets	1,057.7	1,090.1
Goodwill, net	441.9	441.9
Other	215.4	218.9
Total Deferred Charges and Other Assets	1,715.0	1,750.9

Total Assets	$13,188.6	$13,059.8

Capitalization and Liabilities

Capitalization
Common equity	$3,904.7	$3,802.1
Preferred stock of subsidiary	30.4	30.4
Long-term debt	4,339.1	3,932.0
Total Capitalization	8,274.2	7,764.5

Current Liabilities
Long-term debt due currently	479.8	473.4
Short-term debt	281.5	657.9
Accounts payable	269.1	315.4
Regulatory liabilities	15.3	15.3
Other	294.6	259.1
Total Current Liabilities	1,340.3	1,721.1

Deferred Credits and Other Liabilities
Regulatory liabilities	924.5	883.8
Deferred income taxes - long-term	1,267.9	1,154.8
Deferred revenue, net	795.0	805.5
Pension and other benefit obligations	227.4	353.2
Other	359.3	376.9
Total Deferred Credits and Other Liabilities	3,574.1	3,574.2

Total Capitalization and Liabilities	$13,188.6	$13,059.8

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
	2011	2010
	(Millions of Dollars)
Operating Activities
Net income	$170.9	$129.7
Reconciliation to cash
Depreciation and amortization	84.2	71.9
Contributions to qualified benefit plans	(122.4)	—
Working capital and other	258.3	102.1
Cash Provided by Operating Activities	391.0	303.7

Investing Activities
Capital expenditures	(135.5)	(194.6)
Proceeds from asset sales	38.3	0.2
Change in restricted cash	(37.2)	43.5
Other investing activities, net	(10.0)	(20.2)
Cash Used in Investing Activities	(144.4)	(171.1)

Financing Activities
Common stock issued (repurchased), net	(11.9)	(11.9)
Dividends paid on common stock	(60.8)	(46.8)
Change in debt, net	38.6	(78.8)
Other financing activities, net	(1.0)	(3.2)
Cash Used in Financing Activities	(35.1)	(140.7)

Change in Cash	211.5	(8.1)

Cash at Beginning of Period	24.5	20.9

Cash at End of Period	$236.0	$12.8